Exhibit 5.1

Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, GA 30308-2216 troutman.com

December 15, 2017

PRGX Global, Inc.

600 Galleria Parkway, Suite 100

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as your counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,987,976 shares of Common Stock, no par value, of PRGX Global, Inc., a Georgia corporation (the “Company”), of which (i) 3,400,000 shares (the “Plan Shares”) are issuable under the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “Plan”), and (ii) up to 587,976 shares (the “Inducement Shares”) are issuable under inducement award agreements between the Company and certain of its employees (the “Inducement Award Agreements”) as an inducement to such employee’s acceptance of employment with the Company. This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable and the maintenance of all requisite regulatory and other approvals:

(i)	The Plan Shares have been duly authorized and, when issued by the Company in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

(ii)	The Inducement Shares have been duly authorized and, when issued by the Company in the manner contemplated by the respective Inducement Award Agreement, will be validly issued, fully paid and nonassessable.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. We do not purport to render an opinion based on the laws of any jurisdiction other than the laws of the State of Georgia and the federal laws of the United States of America, and we express no opinion herein as to the effect of any other laws. In addition, we are not opining on “blue sky” or other state securities laws.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP